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Exhibit 10.8

ASSET PURCHASE AGREEMENT

    AGREEMENT made and entered into this  day of February, 2001 by and among GLOBALMEDIA.COM [CANADA] LIMITED, a British Columbia corporation with its principal office located at 400 Robson Street, Vancouver, British Columbia, Canada V6B 2B4 ("GlobalMedia Canada"), GLOBALMEDIA.COM, a Nevada corporation with its principal office located at 400 Robson Street, Vancouver, British Columbia, Canada V6B 2B4 ("GlobalMedia US") (GlobalMedia Canada and GlobalMedia US are hereinafter referred to collectively as the "Sellers"), and SURFERNETWORK.COM, INC., a Delaware corporation with its principal office located at 500 International Drive, Mt. Olive, New Jersey 07828 (the "Buyer").

W I T N E S S E T H:

    WHEREAS, the Buyer desires to acquire from the Sellers certain assets as further described below (the "Assets") historically used in the terrestrial radio streaming business conducted by the Sellers (the "Radio Streaming Business"), with the Buyer assuming certain liabilities and obligations of the Sellers, all upon the terms and conditions set forth herein;

    WHEREAS, the Sellers desire to sell such Assets to the Buyer for the consideration and upon the terms and conditions set forth herein;

    WHEREAS, the Buyer has previously made a bridge loan to GlobalMedia US in the amount of US$500,000 to permit the Sellers to preserve the Radio Streaming Business, which loan is represented by a Promissory Note of GlobalMedia US to the Buyer, a copy of which is attached hereto as Schedule A (the "Bridge Promissory Note");

    WHEREAS, as a portion of the consideration to be paid by the Buyer hereunder, the Buyer shall cancel the Bridge Promissory Note; and

    NOW, THEREFORE, the parties hereto, in consideration of the premises and agreements contained herein, and subject to the satisfaction of the mutual conditions set forth herein, hereby agree as follows:

ARTICLE ONE

SALE AND PURCHASE OF ASSETS

    1.01  Sale and Purchase of Assets.  Subject to the terms and conditions set forth herein and in reliance upon the representations, warranties, covenants, obligations and agreements set forth herein, on the Closing Date (as defined in Section 1.08 hereof) the Sellers shall sell, assign, transfer, convey and deliver to the Buyer, and the Buyer shall purchase, acquire and accept, the following assets, properties, interests and rights of the Sellers (the "Assets"), as the same shall exist on the Closing Date:

      (a) the computer hardware listed on Schedule 1.01(a) hereto;

      (b) the computer software listed on Schedule 1.01(b) hereto; and

      (c) all rights and interests in and to the contracts described on Schedule 1.01(c) hereto (the "Contracts").

    1.02  Assumption of Certain Liabilities and Obligations.  In partial payment for the Assets, and subject to the exclusion of the Retained Liabilities described in Section 1.03, as of the Closing Date, and thereafter, Buyer shall assume and pay when due and perform the following (collectively, the "Assumed Liabilities"):

      (a) all liabilities of the Radio Streaming Business to vendors, suppliers and other unaffiliated third parties which are listed on Schedule 1.02; and

      (b) all obligations and liabilities arising or accruing under any of the Contracts to be assumed by the Buyer in Section 1.01(c) above.

    Notwithstanding the foregoing, no obligation or liability is being assumed hereunder or included in Assumed Liabilities if, and to the extent that, the existence or terms of the same constitutes a breach of any representation, warranty or covenant of the Sellers contained herein, unless otherwise expressly acknowledged in writing by Buyer. The foregoing assumption of certain liabilities by Buyer shall not in any way limit Buyer's rights of recourse for any breach of any such covenant, representation or warranty or foreclose Buyer from contesting or settling any duties and liabilities to third parties claimed to have been assumed hereby.

    BUYER IS ASSUMING NO LIABILITIES, CLAIMS OR OBLIGATIONS OF THE SELLERS OR THE AUDIO STREAMING BUSINESS OTHER THAN THE ASSUMED LIABILITIES EXPRESSLY DEFINED AS SUCH IN THIS SECTION 1.02. THERE SHALL BE NO IMPLIED ASSUMPTION BY BUYER OF ANY OTHER LIABILITY OR OBLIGATION OF THE SELLERS OR THE AUDIO STREAMING BUSINESS, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY OR OBLIGATION RELATING TO ANY ENVIRONMENTAL LAW OR ANY EMPLOYEE BENEFIT PLAN IN EXISTENCE AT ANY TIME, WHETHER OR NOT DISCLOSED TO BUYER, OR KNOWN OR UNKNOWN, FIXED OR CONTINGENT.

    1.03  Retained Liabilities.  Except for the Assumed Liabilities, any and all liabilities, obligations, commitments, claims, causes of action, costs and expenses, whether fixed, accrued, contingent or otherwise, of the Sellers whether or not relating to the Radio Streaming Business (all of the foregoing being hereinafter called the "Retained Liabilities"), are not to be assumed or paid or performed by Buyer and shall be retained by the Sellers.

    1.04  Performance of Contracts, Etc.  Buyer shall assume and agree to observe, perform, fulfill and discharge the terms and conditions to be observed, performed and discharged by the Sellers under the Contracts, excepting however, any Contract the assignment of which requires the consent of any third party if such consent is not hereafter obtained and the contract party whose consent is required objects or declines to agree to the assignment for no consideration other than the Buyer's agreement to assume the Sellers' obligations thereunder; provided, that until such time as a third party objects or declines to agree to the assignment of a Contract to the Buyer or otherwise makes a claim against the Buyer or the Sellers based on the assignment of such Contract without such third party's consent, such Contract shall be treated by the parties hereto as if it has been assumed by the Buyer for all other purposes hereunder, and the Buyer shall perform the obligations of the Sellers under such Contract and under this Agreement in the same manner as if it had in fact been assigned to and assumed by the Buyer.

    1.05  Purchase Price.  The purchase price for the Assets shall be as follows: (i) an amount payable in full at the Closing in immediately available funds of the difference between One Million United States Dollars ($1,000,000) and the amount then due to the Buyer under the Bridge Promissory Note (the "Cash Closing Amount"), (ii) the cancellation by the Buyer of the Bridge Promissory Note, and (iii) Two Million Five Hundred Thousand (2,500,000) shares of Common Stock of the Buyer (the "SN Shares"), which shares shall not have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The Buyer shall deliver the full amount of the purchase price to GlobalMedia US, and GlobalMedia US shall convey to GlobalMedia Canada the portion of the purchase price that GlobalMedia US and GlobalMedia Canada agree is attributable to the portion of the Assets conveyed by GlobalMedia Canada hereunder. The Buyer shall be responsible for the payment of all sales or other transfer type taxes in connection with the sale of Assets hereunder to Buyer or the issuance of the SN Shares hereunder by Buyer.

    1.06  Allocation of Purchase Price.  The parties hereto agree to allocate the Purchase Price in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and any and all applicable regulations and interpretations thereunder and agree to furnish such information to the United States Internal Revenue Service and take any other action as may be required in order to comply with such Section, regulations and interpretations.

    1.07  The Closing.  The closing (the "Closing") of the purchase and sale of the Assets hereunder shall take place on February  , 2001, or on such other date as the parties shall mutually agree (the "Closing Date").

ARTICLE TWO

REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SELLERS

    The Sellers hereby jointly and severally represent, warrant to and covenant with Buyer as follows:

    2.01  Organization, Etc.  GlobalMedia Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the character of its business or ownership of properties makes such qualification necessary. GlobalMedia US is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the character of its business or ownership of properties makes such qualification necessary. All of the issued and outstanding capital stock of GlobalMedia Canada is owned by GlobalMedia US, free and clear of any liens, encumbrances or any claims of third parties.

    2.02  Corporate Authority, Etc.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and all other agreements and instruments to be executed and delivered by the Sellers have been duly and validly authorized, approved and adopted by all requisite corporate action of the Sellers, including the approval of GlobalMedia US in its capacity as the sole stockholder of GlobalMedia Canada. Without limiting the generality of the foregoing, the Sellers represent and warrant to the Buyer that the shareholders of GlobalMedia US are not required to approve the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or any other agreements or instruments to be executed and delivered by the Sellers. The Sellers have full corporate power and authority to do and perform all acts and things required to be done under this Agreement and under all other agreements and instruments to be executed and delivered hereunder. This Agreement constitutes, and such other agreements and instruments, when duly executed and delivered by the Sellers will constitute, valid and binding obligations of the Sellers enforceable in accordance with their respective terms.

    2.03  No Conflict, Etc.  Neither the execution nor delivery of this Agreement and all other agreements and documents executed in connection herewith by the Sellers nor the consummation of the transactions contemplated hereby or thereby nor the performance of this Agreement and all other agreements and documents executed in connection herewith by the Sellers will (i) conflict with or result in a breach of any provision of the Certificates of Incorporation or By-Laws of the Sellers; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets; (iii) result in being declared void, voidable or without further binding effect under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or commitment or obligation to which either of the Sellers is a party or by which the Sellers or the Assets may be bound or affected; or (iv) violate any order, writ, injunction, decree, judgment, or ruling of any court or governmental authority specifically applicable to the Sellers or the Assets.

    2.04  No Violation, Etc.  Except as set forth in Schedule 2.04 hereto, the Sellers have not been charged with or given notice of any outstanding violation nor are they presently, nor have they been during the past three years, in violation of any applicable law, statute, order, injunction, rule, regulation, policy or guideline promulgated, or judgment, order or injunction entered, by any Federal, state or local court or governmental authority relating to or affecting the Radio Streaming Business or any of their respective properties, which past or present violation or violations might, individually or in the aggregate, have a materially adverse effect on the Assets.

    2.05  Claims, Legal Proceedings, Etc.  Except as set forth in Schedule 2.05 hereto (i) the Sellers do not have any material claim against any third party relating to the Radio Streaming Business nor, to the best of the Sellers knowledge, is there any material claim against the Sellers in favor of any third party relating to the Radio Streaming Business (including, without limitation, any material claim for liability, in tort or otherwise, with respect to the services performed or provided by the Radio Streaming Business) and (ii) there is no legal, administrative, arbitration, or other proceeding or investigation pending or, to the best of the Sellers' knowledge, threatened against the Sellers (in connection with the business or affairs of the Radio Streaming Business) before any court or governmental or administrative body, nor do the Sellers have any notice thereof or knowledge of any basis for any such claim or proceeding. The Sellers are not subject to any judgment, order, decree, or administrative ruling relating specifically to the Radio Streaming Business which would prohibit or impair any of the transactions contemplated by this Agreement.

    2.06  Licenses, Patents, Trademarks, Etc.  (a) The Sellers own or have adequate rights to use all intellectual property, technology, processes, computer programs, know-how and formulae and other property rights, which are included in the Assets (collectively, the "IP Rights"). Except as set forth on Schedule 2.06 hereto, none of the IP Rights are non-assignable to Buyer, or will be affected by, or will terminate or lapse by reason of, the transactions contemplated by this Agreement.

    (b) Except as set forth on Schedule 2.06 hereto, the Sellers have not received notice of any claim for infringement, nor have the Sellers infringed or are they infringing or have they engaged in or are they engaging in the unauthorized use or the misappropriation of, any patent, trademark, copyright, technology, process, design, computer program, know-how or formula of another in connection with the Radio Streaming Business and there are no actual claims or assertions against the Sellers, which infringement, claim or assertion, if finally determined adversely, might have a material adverse effect upon the Assets.

    2.07  Title to Assets and Related Matters.  The Sellers have good and valid title to all of the Assets, and, except as otherwise provided on Schedule 2.07, there are no restrictions whatsoever upon the Sellers' right to transfer any of the Assets. Except for the lien of the Buyer in connection with the Bridge Promissory Note, all of the Assets are held free and clear of liens, pledges, claims, charges, security interests or other encumbrances. The Assets which consist of equipment are in good working order and operating condition.

    2.08  Agreements, Contracts and Commitments.  Copies of all the Contracts have been previously delivered by the Sellers to Buyer, and such contracts, agreements and commitments contain the entire understanding between the Sellers and the other party thereto with respect to the subject matter thereof.

    2.09  Investment Representations.  GlobalMedia US understands, acknowledges and agrees that:

  (i)
  The SN Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, in reliance upon either Rule 506 of Regulation D under the Securities Act ("Regulation D") or Rule 4(2) of the Securities Act and similar exemptions under state securities laws for private offerings. The availability of the aforesaid exemptions depend in part upon the accuracy of certain of the representations, declarations and warranties which are made by GlobalMedia US herein and which are being relied upon in determining GlobalMedia US's suitability to invest in the Buyer;

  (ii)
  The SN Shares are restricted securities which may not be sold or otherwise transferred unless they have been registered under the Securities Act or unless the Buyer has received an opinion of counsel, acceptable to the Buyer and its counsel, stating that the proposed transfer is exempt from registration under the Securities Act;

  (iii)
  Prior to any proposed transfer of the SN Shares and as a condition thereto, if such transfer is not made pursuant to an effective Registration Statement under the Securities Act or an opinion of counsel as provided above, GlobalMedia US will, if requested by the Buyer, deliver to the Buyer an investment covenant signed by the proposed transferee in such form as shall be required by the Buyer;

  (iv)
  GlobalMedia US agrees to indemnify the Buyer against any and all losses, claims, damages, expenses or liabilities to which the Buyer may become subject under any United States federal or state securities law, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon (A) any transfer of the SN Shares by GlobalMedia US in violation of the Securities Act, or under any rule or regulation promulgated under the Securities Act, or (B) any untrue statement of a material fact or omission to state a material fact in connection with the GlobalMedia US's investment in the Buyer or in connection with any transfer of the SN Shares by GlobalMedia US; and

  (v)
  Any certificate representing the SN Shares shall bear a legend setting forth the restrictions on the transferability of such securities;

  (vi)
  GlobalMedia US is acquiring the SN Shares for its own account and for investment only and not with the intention of, or a view toward, the resale or further distribution thereof; provided, that GlobalMedia US has agreed to transfer a portion of the SN Shares to one of its investment bankers in satisfaction of certain amounts owed by GlobalMedia US to such investment banker and may transfer a portion of the SN Shares to its other investment banker in satisfaction of certain amounts owed by GlobalMedia US to such investment banker;

  (vii)
  GlobalMedia US has no contract, agreement or arrangement with any person to sell, transfer or pledge the SN Shares or any portion thereof to such person or anyone else; provided, that GlobalMedia US has agreed to transfer a portion of the SN Shares to one of its investment bankers in satisfaction of certain amounts owed by GlobalMedia US to such investment banker and may transfer a portion of the SN Shares to its other investment banker in satisfaction of certain amounts owed by GlobalMedia US to such investment banker;

  (viii)
  GlobalMedia US is aware that the SN Shares are of a very speculative nature and involve a very high degree of risk;

  (ix)
  GlobalMedia US has received any and all information regarding the Buyer and its business which it has required in connection with the investment contemplated hereby and has had the opportunity to discuss any questions it may have with the officers of the Buyer;

  (x)
  GlobalMedia US has sufficient knowledge and experience in business matters to evaluate the merits and risks of its investment in the Buyer; and

  (xi)
  As a condition to receiving the SN Shares, GlobalMedia US hereby agrees to become a party to the Shareholders' Agreement then in effect among the Buyer and its shareholders.

    2.10  Disclosure.  To the Sellers' knowledge, this Agreement and the Exhibits and Schedules hereto do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements herein contained not misleading. All information in any Schedule, Exhibit or any certificate or other document delivered by or on behalf of the Sellers pursuant hereto or in connection with the transactions contemplated herein shall be deemed to have been relied upon by the Buyer and constitute representations and warranties by the Sellers.

ARTICLE THREE

REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer hereby represents and warrants to the Sellers as follows:

    3.01  Organization, Etc.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the character of its business or ownership of properties makes such qualification necessary.

    3.02  Corporate Authority, Etc.  (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and all other agreements and instruments to be executed and delivered by the Buyer have been duly and validly authorized, approved and adopted by all requisite corporate action of the Buyer. The Buyer has full corporate power and authority to do and perform all acts and things required to be done under this Agreement and under all other agreements and instruments to be executed and delivered hereunder. This Agreement constitutes, and such other agreements and instruments, when duly executed and delivered by the Buyer will constitute, valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

    (b) Neither the execution nor delivery of this Agreement and all other agreements and documents executed in connection herewith by Buyer nor the consummation of the transactions contemplated hereby or thereby nor the performance of this Agreement and all other agreements and documents executed in connection herewith by Buyer will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of Buyer, (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets, properties, contracts or obligations of the Buyer; (iii) result in being declared void, voidable or without further binding effect under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, agreement or other instrument or commitment or obligation to which the Buyer is a party, or by which the Buyer or its properties may be bound or affected; or (iv) violate any order, writ, injunction, decree, judgment or ruling of any court or governmental authority specifically applicable to Buyer or any of its properties.

    3.03  Legal Proceedings.  There are no legal, administrative, arbitration or other proceedings pending or any investigations pending or threatened against, relating to or affecting Buyer challenging the validity or propriety of the transactions contemplated by this Agreement. The Buyer is not subject to any judgment, order, decree, or administrative ruling which materially adversely affects its financial condition or operations or its ability to acquire any property or conduct business in any area, or which would interfere with the transactions contemplated by this Agreement.

    3.04  Brokers and Finders.  Neither the Buyer nor any of its officers, directors or employees, has employed any broker or finder or incurred any other liability for any brokerage fees, commissions, finders' fees or similar fees or expenses in connection with the transactions contemplated by this

Agreement. The Buyer acknowledges that the Sellers have retained investment bankers, brokers and/or finders in connection with the transactions contemplated by this Agreement and have incurred liability for brokerage fees, commissions, finders' fees and/or similar fees or expenses in connection therewith.

    3.05  Capitalization.  Schedule 3.05 sets forth the number of authorized and the number of issued equity securities of the Buyer, along with their respective par values, if any. The Buyer has no authorized or issued equity securities of any class, series, designation or description other than as set forth on Schedule 3.05. All of the outstanding equity securities of the Buyer have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.05, there are no agreements, contracts, obligations, promises or undertakings (whether written or oral and whether express or implied) that are legally binding upon the Buyer relating to the issuance, sale or transfer of any equity securities or other securities of the Buyer. None of the outstanding equity securities or other securities of the Buyer was issued in violation of the Securities Act or any other applicable law or regulation.

    3.06  Contract Due Diligence.  The Buyer acknowledges that it has had time to do, and has done, adequate due diligence with respect to the Contracts.

    3.07  Disclosure.  To the Buyer's knowledge, this Agreement and the Exhibits and Schedules hereto do not contain any untrue statements of a material fact or omit to state a material fact necessary to make the statements herein contained not misleading. All information in any Schedule, Exhibit or any certificate or other document delivered by or on behalf of the Buyer pursuant hereto or in connection with the transactions contemplated herein shall be deemed to have been relied upon by the Sellers and constitute representations and warranties by the Buyer.

ARTICLE FOUR

ACTION TO BE TAKEN AT THE CLOSING

    4.01  Closing Deliveries by the Sellers.  At the Closing, the following instruments, agreements and other documents shall be executed and delivered by the Sellers:

    (a)  Bill of Sale and Assignment. A fully executed Bill of Sale and Assignment substantially in the form of Exhibit A.

    (b)  Assumption Agreement. An Assumption Agreement executed by the Sellers substantially in the form of Exhibit B.

    (c)  Copies of Resolutions. Certified copies of resolutions duly adopted by the Boards of Directors of Sellers and by GlobalMedia US in its capacity as the sole shareholder of GlobalMedia Canada approving the execution and delivery of this Agreement and the documents and the transactions contemplated therein.

    (d)  Other Instruments, Etc. Any and all other certificates, documents and other instruments as the Buyer shall reasonably require in connection with this Agreement and the consummation of the transactions contemplated hereby.

    4.02  Closing Deliveries by the Buyer.  At the Closing, the following instruments, agreements and other documents shall be executed and delivered by the Buyer:

    (a)  Cash Payment. A wire transfer representing the Cash Closing Amount, which wire transfer shall be in accordance with the instructions set forth on Schedule 4.02(a).

    (b)  Cancellation of Bridge Promissory Note. The original Bridge Promissory Note, marked to indicate that it has been satisfied in full and cancelled.

    (c)  Evidence of Release of Security Interest. The Buyer shall provide the Sellers with (i) evidence demonstrating that it has released its security interest in the assets of the Sellers simultaneous with the closing and (ii) executed full releases and other recordable form documents evidencing the release of its security interest.

    (d)  Stock Certificate. A certificate representing            (      ) SN Shares, which SN Shares shall be issued in the name of GlobalMedia US; provided, that if (i) the Buyer deposits such certificate with FedEx on the Closing Date for next business morning delivery to GlobalMedia US, (ii) the Buyer provides to GlobalMedia US on the Closing Date, via facsimile, a copy of the FedEx airbill containing the tracking number for the package containing such certificate, and (iii) GlobalMedia US receives such certificate on the next business day following the Closing Date, Buyer will be considered to have complied with this Section 4.02(d) notwithstanding that the certificate was not physically delivered to GlobalMedia US on the Closing Date.

    (e)  Assumption Agreement. An Assumption Agreement executed by the Buyer substantially in the form of Exhibit B.

    (f)  Resolutions. Certified copies of resolutions duly adopted by its Board of Directors approving the execution and delivery of this Agreement and the documents and transactions contemplated therein.

    (g)  Other Instruments, Etc. Any and all other certificates, documents and other instruments as the Sellers shall reasonably require in connection with this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE FIVE

INDEMNIFICATION

    5.01  Indemnification of Buyer by the Sellers.  The Sellers each, jointly and severally, agree to indemnify, defend and hold harmless the Buyer and its officers, directors, shareholders, employees and agents, including their respective successors and assigns, heirs and legal representatives, from and against any and all claims, demands, causes of action, suits, judgments, debts, liabilities, losses, damages and expenses (including reasonable costs and legal fees) of any kind whatsoever which may be sustained or suffered by any of the foregoing persons resulting from or relating to (i) any claim, loss, liability or obligation of or against the Sellers other than the Assumed Liabilities, and other than any claim, loss, liability or obligation arising from and after the Closing Date which relates solely to events arising after the Closing Date, provided the same is not a breach of any representation, warranty or covenant of the Sellers under this Agreement; (ii) any misrepresentation, breach or non-performance by the Sellers with respect to any representations, warranties, undertakings, agreements, covenants or obligations contained in this Agreement and the Schedules, Exhibits or any document or certificate delivered by the Sellers in connection with this Agreement; (iii) any liability or alleged liability of the Sellers for taxes of any nature, whether United States, Canadian, federal, provincial, state, or local, relating to (A) any period or periods up to the Closing Date or to (B) the transactions contemplated by this Agreement; or (iv) any claim, loss, liability or obligation relating to any violation of any Environmental Law by the Sellers or the Radio Streaming Business occurring or based upon any state of facts or circumstances existing at or prior to the Closing Date (all items referred to in clauses (i) through (iv) above being collectively referred to herein as the "Losses"). The Sellers shall not be liable to indemnify any of the foregoing persons in respect of any matter covered under this Section 5.01 unless claim or demand therefor shall have been made on or before July 31, 2002.

    5.02  Indemnification of the Sellers by the Buyer.  The Buyer agrees to indemnify, defend, and hold harmless, the Sellers and their officers, directors, shareholders, employees and agents, including their respective successors and assigns, heirs and legal representatives, from and against any and all claims, demands, causes of action, suits, judgments, debts, liabilities, losses, damages and expenses (including reasonable costs and legal fees) of any kind whatsoever which may be sustained or suffered by any of the foregoing persons resulting from any misrepresentation, breach or non-performance by Buyer with respect to its representations, warranties, undertakings, agreements, covenants or obligations contained in this Agreement and the Schedules or any document or certificate delivered by Buyer in connection with this Agreement, including, without limitation, any breach by Buyer of its obligations with respect to the Assumed Liabilities (all of such above referenced items being collectively referred to herein as the "Losses"). The Buyer shall not be liable to indemnify any of the foregoing persons in respect of any matter covered under this Section 5.02 unless claim or demand therefor shall have been made on or before July 31, 2002.

    5.03  Limitation on Indemnification.  Notwithstanding anything to the contrary set forth in Sections 5.01 or 5.02 hereof, the Sellers shall not be liable to indemnify Buyer or any other person indemnified under Section 5.01 above in respect of any Losses, and Buyer shall not be liable to indemnify the Sellers or any other person indemnified under Section 5.02 above in respect of any Losses, until the aggregate amount of Losses subject to indemnification by such party or parties exceeds the sum of $100,000 (provided, that this limitation shall not apply with respect to any Losses resulting from the indemnifying party's fraud or any Losses attributable to any liens that the Assets may be subject to in violation of the Sellers' representations and warranties in Section 2.07(a)), and thereafter, the indemnifying party or parties shall be liable to indemnify the other party or parties for the full amount of all Losses including the first $100,000 thereof. The Sellers shall not be liable to indemnify the Buyer or any other person indemnified under Section 5.01 above for any Losses in excess of the amount of the Purchase Price paid by the Buyer. Any obligations of the Sellers to indemnify the Buyer shall be satisfied as follows:

    (a)  First, from the Escrow Fund to the extent thereof;

    (b)  Next, from the SN Shares, if any, then held by the Sellers outside the Escrow Fund, to the extent thereof, which SN Shares shall be valued at the Stock Value defined in Section 5.05(a) below; provided, that in the event the Buyer enters into a transaction pursuant to which such SN Shares are exchanged for stock in another entity, the Stock Value of each share of stock received in such exchange shall equal the aggregate Stock Value of the SN Shares held by the Sellers outside the Escrow Fund immediately prior to such exchange divided by the number of shares of stock received by the Sellers pursuant to such exchange; and

    (c)  Finally, the balance in cash or same day funds.

Notwithstanding the foregoing, the Sellers shall in all cases have the right, but not the obligation, to satisfy their indemnification obligations, in whole or in part, in cash rather than through the delivery of SN Shares or other stock (whether held in or outside the Escrow Fund).

    5.04  Notice, Defense, Etc.  In the event that any legal proceeding shall be instituted or that any claim or demand shall be asserted by any person in respect of which indemnification may be sought from an indemnifying party under the provisions of Sections 5.01 or 5.02, the indemnified party shall cause prompt written notice of such claim or demand, the circumstances and amount thereof to be given in reasonable detail to the indemnifying party. The defense of any such claim or demand shall be undertaken by the indemnified party and shall be under its sole control; provided, however, that the indemnifying party and its counsel shall be given access to all files, records and other documents as may be necessary to enable the indemnifying party to investigate and participate in the defense of such claim.

    5.05  Escrow Fund.

    (a)  As soon as practicable after the Closing Date,            (  ) of the SN Shares (the "Escrow Shares") shall, without any act of the Sellers, be registered in the name of, and be deposited with, U.S. Bank Trust National Association or such other institution as may be selected by the Sellers as escrow agent (the "Escrow Agent"). Such deposit shall constitute the escrow fund (the "Escrow Fund") and shall be governed by the terms set forth herein and in an Escrow Agreement substantially in the form attached hereto as Exhibit D, subject to such revisions thereto as may be required by the Escrow Agent (the "Escrow Agreement"). In the event that any Losses (as defined above) arise for which the Sellers are required to indemnify the Buyer pursuant to Section 5.01 above, the Escrow Fund shall be available to compensate the Buyer in accordance with the Escrow Agreement. Notwithstanding the foregoing, the Sellers shall have the option at any time to pay to the Escrow Agent an amount in cash equal to the total value of the SN Shares then held in the Escrow Fund, which amount shall be determined based on a value (the "Stock Value") of US$1.25 per share (provided, that in the event the Buyer enters into a transaction pursuant to which the SN Shares are exchanged for stock in another entity, the Stock Value of each share of stock received in such exchange shall equal the aggregate Stock Value of the SN Shares held in the Escrow Fund immediately prior to such exchange divided by the number of shares of stock deposited with Escrow Agent pursuant to such exchange) in which event the Escrow Shares shall be released to the Sellers and the cash paid to the Escrow Agent shall instead constitute the Escrow Fund.

    (b)  Subject to the limitation on indemnification set forth in Section 5.03 above, and subject further to the terms and conditions of the Escrow Agreement, in the event the Sellers are obligated hereunder to indemnify the Buyer, Escrow Shares shall be delivered to the Buyer in an amount equal in value (determined based on the Stock Value of the Escrow Shares) to the full amount of the Losses incurred by the Buyer; provided, that the Sellers shall have the right instead to pay all or a portion of such indemnification amounts in cash or same day funds. If the Sellers have exercised their option to substitute cash for Escrow Shares in the Escrow Fund pursuant to Section 5.05(a) above, such cash shall instead be delivered to the Buyer in an amount equal to the full amount of the Losses incurred by the Buyer. If the Escrow Fund is applied to the indemnification claims of the Buyer but is insufficient to satisfy such claims in full, the Sellers shall pay any indemnification amounts which are not satisfied from the Escrow Fund as provided in Section 5.03 above.

    (c)  Subject to the following requirements, the Escrow Fund shall remain in existence through July 31, 2002 (the "Escrow Period"). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares; provided, however, that the number of Escrow Shares which, in the reasonable judgment of the Buyer, are necessary to satisfy any unsatisfied claims with respect to facts and circumstances existing on or prior to the expiration of the Escrow Period and of which the Buyer has given the Sellers and the Escrow Agent written notice prior to the expiration of the Escrow Period shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Sellers all Escrow Shares and other property remaining in the Escrow Fund and not required to satisfy such claims.

ARTICLE SIX

OTHER AGREEMENTS

    6.01  Transition Services.  For a transition period following the Closing, the Sellers will provide the Buyer the services of certain employees of the Sellers and the use of certain facilities and equipment of the Sellers. The terms pursuant to which the Sellers will provide these transition services, and the consideration to be paid therefor by the Buyer, are set forth on Exhibit C hereto.

    6.02  Press Releases.  Except as may otherwise be required by laws, rules or regulations applicable to GlobalMedia US as a publicly listed company, the timing and content of all press releases and other public announcements and all announcements to the Sellers' employees, customers and suppliers relating to the transactions contemplated by this Agreement shall be determined jointly by the Sellers and the Buyer.

    6.03  Board Representation; Registration Rights.  Following the Closing and until such time as the Buyer shall have a class of equity securities registered under the Securities Act, GlobalMedia US shall be entitled to designate one (1) representative to serve on the Board of Directors of the Buyer. Furthermore, if the Buyer at any time or times proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the SN Shares for sale to the public), each such time it will give written notice to all holders of outstanding SN Shares of its intention to do so not less than 20 days prior to the proposed filing date of the registration statement. Upon the written request of any such holder, received by the Buyer within 20 days after the giving of any such notice by the Buyer, to register any of its SN Shares, the Buyer will use its best efforts to cause the SN Shares as to which registration shall have been so requested to be included in the securities to be covered by the registration statement proposed to be filed by the Buyer, all to the extent requisite to permit the sale or other disposition by the holder of such SN Shares so registered. In the event that any registration pursuant to this Section 6.03 shall be, in whole or in part, an underwritten public offering of the Buyer's common stock, the number of SN Shares to be included in such an underwriting may be reduced (pro rata among the requesting holders of SN Shares and any other holders of Buyer's common stock requesting such registration based upon the number of shares of common stock or common stock equivalents owned by such holders, including any warrants, options or securities convertible into common stock on an as exercised/as converted basis) if and to the extent that the managing underwriter shall be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Buyer therein. Notwithstanding the foregoing provisions, the Buyer may withdraw any registration statement referred to in this Section 6.03 without thereby incurring any liability to the holders of SN Shares. There shall be no limit on the number of registrations of SN Shares pursuant to this Section 6.03.

ARTICLE SEVEN

CERTAIN ACTIONS FOLLOWING THE CLOSING

    7.01  Cooperation with Buyer.  The Sellers agree to take all action reasonably requested by Buyer, at no additional cost or expense to the Sellers, to fully effect the sale of the Assets to Buyer and to fully give Buyer the use and benefit thereof. In the event that the transfer of any Asset would be deemed unlawful, or would violate the rights of any third party, the Sellers agree to use all reasonable efforts, at no additional cost or expense to the Sellers, to obtain any necessary consent or approval and to enter into any lawful arrangement intended to give Buyer the use and benefit of such Asset.

    7.02 (a)  Non-Compete.  The Sellers agree that for a period of three years following the Closing (the "Non-Compete Period'), they shall not, directly or indirectly (whether as owner, stockholder, consultant, agent, joint venturer, limited or general partner or otherwise) own, manage, control, participate in, consult with, endorse, render services for, lend money to, guarantee the debts or obligations of, or in any manner engage, or solicit any other Person to engage, in a Competitive Business (as hereinafter defined). Nothing herein will prevent the Sellers collectively from owing the SN Shares or being passive owners of not more than 5% of the outstanding stock of any class of a corporation which is engaged in a Competitive Business and which is publicly traded, so long as the Sellers have no other participation in the business of such corporation. "Competitive Business" shall mean any business or organization which is engaged in the Internet streaming of terrestrial radio broadcasts.

    (b)  Nondisparagement.  In addition to, and severable from, the provisions contained in Section 7.02(a) hereof, the Sellers agree that during the Non-Compete Period, the Sellers shall not, either directly or indirectly, discourage any customer or supplier or other business associate of the Sellers from maintaining the same relationship with respect to the Radio Streaming Business with the Buyer as any such person maintained with the Sellers with respect to the Radio Streaming Business prior to Closing. The Buyer agrees that during the Non-Compete Period, the Buyer shall not, either directly or indirectly, discourage any customer or supplier or other business associate of the Buyer from entering into a relationship with the Sellers so long as such relationship does not involve the Radio Streaming Business.

    (c)  Non-Disclosure, Etc.  The Sellers agree that during the Non-Compete Period, they shall not disclose in any manner to any person (other than to the Buyer and its authorized persons) any proprietary or confidential information or trade secrets concerning the Radio Streaming Business (collectively, "Confidential Information"); provided that the Sellers may disclose Confidential Information (i) to the extent required to do so by court order, law or similar compulsion, or (ii) to the extent that such Confidential Information is generally known to and available for use by the public other than as a result of the Sellers' acts, or omissions to act, in violation of this Section 7.02.

    (d)  Blue Pencil.  If, at the time of enforcement of any provision of Sections 7.02(a), (b) or (c) above, a court of competent jurisdiction holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

ARTICLE EIGHT

MISCELLANEOUS PROVISIONS

    8.01  Entire Agreement, Etc.  This Agreement and the Exhibits and Schedules hereto contain all of the representations, warranties, and agreements of the parties hereto with respect to the subject matter hereof, and all prior understandings, representations, and warranties (whether oral or written) with respect to such matters are superseded. This Agreement may not be amended, modified, waived, discharged, or terminated except by an instrument in writing signed by the party or an executive officer of a corporate party against whom enforcement of the change, waiver, discharge, or termination is sought. The Exhibits and Schedules attached hereto, together with all documents incorporated by reference therein, form an integral part of this Agreement.

    8.02  Governing Law and Jurisdiction.  This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of New York.

    8.03  Assignment.  This Agreement shall inure to the benefit of and be binding on the successors, assigns, heirs and legal representatives, as the case may be, of each of the parties hereto. No assignment of this Agreement or any rights hereunder shall be effective without the written consent of the remaining parties hereto, except that Buyer may assign this Agreement in connection with any merger, consolidation, sale, liquidation or other transfer of substantially all of the assets of Buyer, in which event such transferee shall assume the obligations of Buyer hereunder.

    8.04  Designations and Notices.  Any notices or other communications required or permitted hereunder, except as may otherwise be provided in this Agreement, will be deemed given if mailed by certified mail, return receipt requested, postage prepaid, addressed as follows, or to such other address as any party shall designate by notice duly given hereunder:

  (a)
  If to the Sellers, to them at:

    GlobalMedia.com
    400 Robson Street
    Vancouver, British Columbia
    Canada, V6B 2B4
    Attention: Chief Executive Officer

    with a copy to:

    Davis Wright Tremaine LLP
    1501 Fourth Avenue, Suite 2600
    Seattle, WA 98101-1688
    Attention: Eugenie D. Mansfield, Esq.

  (b)
  If to Buyer, to it at:

    SurferNETWORK.com, Inc.
    500 International Drive
    Mt. Olive, New Jersey 07828
    Attention: Gordon Bridge, Chairman and Chief Executive Officer

    with a copy to:

    Law Offices of Eric S. Hutner & Associates
    One World Trade Center, 85th Fl.
    New York, New York 10048
    Attention: Eric S. Hutner, Esq.

    8.05  Bulk Sales.  The parties hereto waive compliance with the provisions of Article 6 of the Uniform Commercial Code as the same may apply to the transfer of any or all of the Assets hereunder, it being understood that such waiver shall not impair the indemnification rights of Buyer under Article 5 hereof.

    8.06  Further Assurances.  Each of the parties hereto agrees to execute such instruments and take such further action, if any, as may be reasonably requested by any other parties hereto in order to assure such requesting party of the rights and benefits intended by this Agreement, it being understood that the expense of any such action shall be borne by the party requesting the same.

    8.07  Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. In lieu of such illegal, invalid, or unenforceable provision, any court shall be empowered to substitute as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provisions as may be legal, valid and enforceable.

    8.08  Construction.  The provisions of this Agreement shall be deemed prepared jointly by the parties hereto with the intent that no provision hereof is to be strictly construed against any party by reason of the preparation or negotiation of this Agreement.

    8.09  Expenses.  Except as may be otherwise provided in this Agreement, each party shall pay its own expenses and costs of attorneys, accountants and consultants.

    8.10  Effective Date.  The effective date of the transactions contemplated by this Agreement shall be the Closing Date.

    8.11  Headings.  The headings of the several Articles and Sections of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

    8.12  Counterparts.  This Agreement and any of the Exhibits, Schedules or other documents attached hereto or otherwise contemplated hereby may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. Such executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the following execution page(s) as of the day and year first above written.

[EXECUTIONS APPEAR ON THE FOLLOWING PAGE(S)]

EXECUTION PAGE
TO THE
ASSET PURCHASE AGREEMENT

SELLERS:
GLOBALMEDIA.COM [CANADA] LIMITED
By: Chief Executive Officer
GLOBALMEDIA.COM
By: Chief Executive Officer

BUYER:
SURFERNETWORK.COM, INC.
By: Gordon Bridge Chairman and CEO

QuickLinks

ASSET PURCHASE AGREEMENT
ARTICLE ONE SALE AND PURCHASE OF ASSETS
ARTICLE TWO REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLERS
ARTICLE THREE REPRESENTATIONS AND WARRANTIES OF THE BUYER
ARTICLE FOUR ACTION TO BE TAKEN AT THE CLOSING
ARTICLE FIVE INDEMNIFICATION
ARTICLE SIX OTHER AGREEMENTS
ARTICLE SEVEN CERTAIN ACTIONS FOLLOWING THE CLOSING
ARTICLE EIGHT MISCELLANEOUS PROVISIONS
EXECUTION PAGE TO THE ASSET PURCHASE AGREEMENT